Exhibit 23.1

Guangdong Prouden CPAs GP

Ste.2701, Yuehai Financial Center,21 Zhujiang

West Rd., Guangzhou, Guangdong

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of ARC Group Acquisition II Corp. on Form S-1 of our report dated August 20, 2026, with respect to our audit of the financial statements of ARC Group Acquisition II Corp. as of December 31, 2025 and for the period from May 14, 2025 (inception date) through December 31, 2025 Statement of Operations appearing in Registration statements on Form S-1 of ARC Group Acquisition II Corp. for the fiscal year ended December 31, 2025 and six-months period ended June 30, 2026. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Guangzhou, China

August 20, 2026